Exhibit 77(q)(1)

                                    Exhibits

(a)(1) Certificate of Amendment of Declaration of Trust of ING VP Bond Portfolio, whereby the name of the Trust shall be "ING VP Intermediate Bond Portfolio" effective August 6, 2004 is filed herein.

(a)(2) Re-Designation of Classes of Shares of Beneficial Interest $1.00 Par Value, effective April 30, 2004 filed herein.

(e)(1) Amended Schedule A with respect to the Investment Management Agreement between ING VP Bond Portfolio and ING Investments, LLC is filed herein.

(e)(2) Amended Schedule A with respect to the Sub-Advisory Agreement between ING Investments, LLC and Aeltus Investment Management, Inc. is filed herein.